Amended Employment Letter	Exhibit 99.1

December 11, 2006

RE: Merit Increase

Dear Mr. Hawthorne,

This letter will confirm your merit increase changing your base salary from $325,000 per year to $350,000 per year. This salary change is effective November 1, 2007 as approved by the Compensation and Employee Ownership Committee.

In addition, you will be eligible to participate in the “Photon Dynamics, Inc. Fiscal Year 2007 Management Incentive Bonus Program”. Your bonus will be based on the evaluation of your performance against stated objectives (MBOs) and the financial performance of the company. The financial pool available to fund FY’07 management bonuses is subject to the approval of the Compensation and Employee Ownership Committee of the Photon Dynamics, Inc. Board of Directors. In your position your target bonus percentage is 75% of base salary and remains unchanged from the prior year.

The purpose of this letter is to communicate specific content as to your salary compensation and MBO bonus. This letter does not alter any specific conditions of your employment or previous agreements with the company, except at the discretion of Photon Dynamics where these conditions are modified in writing. Your employment remains “at will”, and your conduct subject to your previous agreements with the company.

Sincerely,

/s/ David Crivelli

David Crivelli
Vice President Human Resources

My signature below confirms indicates that I have reviewed this document.

Signature:	/s/ Jeffrey Hawthorne	Date: December 15, 2006
Jeffrey Hawthorne